Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-203259 (as amended by Post-Effective Amendment No 1 filed on July 6, 2015 and Post-Effective Amendment No. 2 filed on July 16, 2015), Registration Statement No. 333-173337, Registration Statement No. 333-150239, and Registration Statement No. 333-195858 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our report dated July 14, 2015, relating to the financial statements of Offshore Gulf of Mexico Energy Services Business of Enterprise Products Operating LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in the Current Report on Form 8-K of Genesis Energy, L.P. dated July 16, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas

July 16, 2015